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                                                                  EXHIBIT (c)(3)


                          COMPUTER SCIENCES CORPORATION

                      SEVERANCE PLAN FOR SENIOR MANAGEMENT
                                AND KEY EMPLOYEES

             AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 18, 1998


      This Severance Plan (the "Plan") shall become effective with respect to any particular Designated Employee (as defined below) as of the date a Senior Management and Key Employee Severance Agreement, incorporating all or any portion of the terms hereof, is executed between such Designated Employee and Computer Sciences Corporation (the "Company").

1.    PURPOSE

            The principal purposes of the Plan are to (i) provide an incentive to the Designated Employees to remain in the employ of the Company, notwithstanding any uncertainty and job insecurity which may be created by an actual or prospective Change of Control, (ii) encourage the Designated Employee's full attention and dedication to the Company currently and in the event of any actual or prospective Change of Control, and (iii) provide an incentive for the Designated Employees to be objective concerning any potential Change of Control and to fully support any Change of Control transaction approved by the Board of Directors.

2.    DEFINITIONS

            Certain terms not otherwise defined in this Plan shall have the meanings set forth in this Section 2.

            (a) "CA Control Event" shall mean a Change of Control (as hereinafter defined), as a consequence of which Computer Associates International, Inc., or any of its Affiliates or Associates, acquires Control (as such three capitalized terms are defined in Rule 405, as presently in effect, promulgated under the Securities Act of 1933, as amended) of the Company.

            (b) Compensation. "Compensation" shall mean the sum of:

                  (i) the Designated Employee's annual base salary as in effect immediately prior to the date the Notice of Termination provided for in
      Section 3(c) of the Plan is given or in effect immediately prior to the date of the Change of Control, whichever is greater, and

                  (ii) the average annual cash "short-term incentive compensation bonus," as defined below, for the Designated Employee, whether pursuant to a then existing plan of the Company or otherwise, (x) over the three most recent fiscal years preceding the year in which the

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      Date of Termination occurs for which a "short-term incentive compensation bonus" was paid or deferred or for which the amount of "short-term incentive compensation bonus," if any, was finally determined; or (y) for a Designated Employee employed by the Company for less than the three fiscal years to which reference is made in (i), over the most recent complete fiscal year or years prior to the Date of Termination during which such Designated Employee was employed and for which a "short-term incentive compensation bonus" was paid or for which the amount of "short-term incentive compensation bonus," if any, was finally determined; or (z) for a Designated Employee employed by the Company for less than a single complete fiscal year prior to the year in which the Date of Termination occurs, the average annual cash "short-term incentive compensation bonus" shall be based on the target annual bonus for the fiscal year during which the Date of Termination occurs.

            (c) Short-Term Incentive Compensation Bonus. For purposes of this Plan, a "short-term incentive compensation bonus" shall mean a lump sum cash amount or other form of payment including payment in kind, whether contingent or fixed, determined on an annual basis under the Company's Annual Management Incentive Plan dated April 2, 1983 or such successor plan or plans as shall be in effect for the whole or partial fiscal year or years applicable under Section 2(a) of this Plan.

            (d) Change of Control. The term "Change of Control" shall have the same meaning that the term "Change in Control" has in the SERP (as defined in Section 4, below), as such definition may be amended or modified from time to time; provided, however, that such amendment or modification shall only be effective for purposes of this Plan if made prior to the Change of Control to which such amended or modified definition is sought to be applied.

            (e) Designated Employees. "Designated Employees" shall refer to those employees of the Company and its subsidiaries who are parties to agreements with the Company, substantially in the form of Exhibit A (with respect to employees in Group A, Group B or Group C) or Exhibit B (with respect to employees in Group D) attached hereto (with such changes as may be approved by the Board of Directors or the Compensation Committee or other duly authorized committee thereof), incorporating the terms and provisions of this Plan. Each such agreement shall indicate whether the particular Designated Employee is in one or more of Group A, Group B, Group C or Group D, or such other Group as may hereafter be duly defined by amendment of this Plan.

            (f) Good Reason. A Designated Employee's termination of employment with the Company shall be deemed for "Good Reason" if it


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      occurs within six months of any of the following without the Designated
      Employee's express written consent:

                  (i) A substantial change in the nature, or diminution in the status, of the Designated Employee's duties or position from those in effect immediately prior to the Change of Control;

                  (ii) A reduction by the Company in the Designated Employee's annual base salary as in effect on the date of a Change of Control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Change of Control;

                  (iii) A reduction by the Company in the overall value of
            benefits provided to the Designated Employee, as in effect on the date of a Change of Control or as in effect thereafter if such benefits have been increased and such increase was approved prior to the Change of Control. As used herein, "benefits" shall include all profit sharing, retirement, pension, health, medical, dental, disability, insurance, automobile, and similar benefits;

                  (iv) A failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change of Control, or a reduction in the Designated Employee's participation in any such plan, unless the Designated Employee is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value;

                  (v) A failure to provide the Designated Employee the same
            number of paid vacation days per year available to him or her prior to the Change of Control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the Designated Employee immediately prior to the Change of Control;

                  (vi) Relocation of the Designated Employee's principal place of employment to any place more than 35 miles from the Designated Employee's previous principal place of employment;

                  (vii) Any material breach by the Company of any provision of the Plan or of any agreement entered into pursuant to the Plan or any stock option or restricted stock agreement;

                  (viii) Conduct by the Company, against the Designated
            Employee's volition, that would cause the Designated Employee to commit fraudulent acts or would expose the Designated Employee to criminal liability; or


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                  (ix) Any failure by the Company to obtain the assumption of the Plan or any agreement entered into pursuant to the Plan by any successor or assign of the Company;

      provided that for purposes of clauses (ii) through (v) above, "Good Reason" shall not exist (A) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change of Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change of Control, or (B) if the reduction in aggregate value is due to reduced performance by the Company, the business unit of the Company for which the Designated Employee is responsible, or the Designated Employee, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change of Control.

            (g) Cause. For purposes of this Plan and any agreements entered into pursuant to the Plan only, Cause shall mean:

                  (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

                  (ii) conviction of a felony involving a crime of moral
            turpitude;

                  (iii) willful and knowing violation of any rules or
            regulations of any governmental or regulatory body material to the business of the Company; or

                  (iv) substantial and willful failure to render services in accordance with the terms of this Agreement (other than as a result of illness, accident or other physical or mental incapacity), provided that (A) a demand for performance of services has been delivered to the Designated Employee in writing by or on behalf of the Board of Directors of the Company at least 60 days prior to termination identifying the manner in which such Board of Directors believes that the Designated Employee has failed to perform and (B) the Designated Employee has thereafter failed to remedy such failure to perform.

3.    TERMINATION FOLLOWING CHANGE OF CONTROL

            (a)   Termination of Employment.

                  (i) In the event a Designated Employee in Group A, Group B or
            Group C, following the date of a Change of Control, either (A) has a voluntary employment termination for Good Reason within twenty-four


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            (24) full calendar months following such Change of Control, (B) has a voluntary termination of employment with or without Good Reason more than twelve (12) full calendar months after, but within thirteen (13) full calendar months following, such Change of Control, or (C) has an involuntary employment termination for any reason other than for Cause within thirty-six full calendar months following such Change of Control, such Designated Employee shall be entitled to receive immediately upon such employment termination such payments and benefits hereunder as such Designated Employee shall be entitled to receive upon such employment termination in accordance with Sections 2(e) and 5 of this Plan.

                  (ii) In the event a Designated Employee in Group D, following the date of a CA Control Event, either (A) has a voluntary employment termination for Good Reason within twenty-four (24) full calendar months following such CA Control Event or (B) has an involuntary employment termination for any reason other than for Cause within thirty-six full calendar months following such CA Control Event, such Designated Employee shall be entitled to receive immediately upon such employment termination such payments and benefits hereunder as such Designated Employee shall be entitled to receive upon such employment termination in accordance with Sections 2(e) and 5 of this Plan.

                  (iii) Notwithstanding any other provision of this Plan, no payments shall be made under or measured by this Plan in the event that the Designated Employee's employment is terminated by his Disability or by his death or for Cause.

            (b) Disability. If, as a result of the Designated Employee's incapacity due to physical or mental illness, accident or other incapacity (as determined by the Board in good faith, after consideration of such medical opinion and advice as may be available to the Board from medical doctors selected by the Designated Employee or by the Board or both separately or jointly), the Designated Employee shall have been absent from his duties with the Company on a full-time basis for six consecutive months and, within 30 days after written Notice of Termination thereafter given by the Company, the Designated Employee shall not have returned to the full-time performance of the Designated Employee's duties, the Company may terminate the Designated Employee's employment for "Disability".

            (c) Notice of Termination. Any purported termination of the Designated Employee's employment by the Company or the Designated Employee hereunder shall be communicated by a Notice of Termination to the other party in accordance with the terms of the agreement entered into pursuant to the Plan. For purposes of the Plan and any agreement entered


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      into pursuant hereto, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in the Plan applicable to the termination and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for application of the provisions so indicated.

            (d) Date of Termination. "Date of Termination" shall mean (i) if the Designated Employee is terminated by the Company for Disability, thirty
      (30) days after Notice of Termination is given to the Designated Employee (provided that the Designated Employee shall not have returned to the performance of the Designated Employee's duties on a full-time basis during such thirty (30) day period) or (ii) if the Designated Employee's employment is terminated by the Company for any other reason or by the Designated Employee, the date on which a Notice of Termination is given.

4.    FUNDING OF SERP OBLIGATIONS UPON CHANGE OF CONTROL

            Upon the occurrence of a Change of Control, the Company shall fund that portion, if any, of the obligations of the Company to each Designated Employee, under any supplemental executive retirement plan ("SERP") that may then cover the Designated Employee, that is not then irrevocably funded by establishing and irrevocably funding a trust for the benefit of the Designated Employee. Such trust shall be a grantor trust described in Internal Revenue Code Section 671. The trust shall provide for distribution of amounts to Designated Employee in order to pay taxes, if any, that become due prior to payment of supplemental pension benefit amounts pursuant to the trust. The amount of such fund shall equal the then present value of the supplemental pension obligation due as determined by a nationally recognized firm qualified to provide actuarial services which has not rendered services to the Company during the two years preceding such determination. The actuary shall be selected by the Company, subject to approval by the Designated Employee (which approval shall not unreasonably be withheld), and paid by the Company. The establishment and funding of such trust shall not affect the obligation of the Company to provide supplemental pension payments under the terms of the applicable SERP.

5.    SEVERANCE COMPENSATION UPON TERMINATION OF EMPLOYMENT

            If the employment with the Company of a Designated Employee in Group A, Group B or Group C shall be terminated following a Change of Control as set forth in Section 3 of the Plan, or the employment with the Company of a Designated Employee in Group D shall be terminated following a CA Control Event as set forth in Section 3 of the Plan, then the Company shall pay and provide as follows to such Designated Employee:

            (a) For a Designated Employee in Group A or Group B, upon voluntary termination for Good Reason within twenty-four (24) full calendar


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      months following a Change of Control, or upon involuntary employment termination for any reason other than for Cause within thirty-six (36) full calendar months following such Change of Control, the Company shall:

                  (i) Pay to the Designated Employee as severance pay in a lump sum, in cash, on or before the tenth business day following the Date of Termination, an amount equal to the multiple specified on Exhibit C and made applicable to such Designated Employee by this Plan and such Designated Employee's agreement hereunder, multiplied by the Designated Employee's Compensation; and

                  (ii) Provide the Designated Employee, for the number of years calculated for such Designated Employee pursuant to Section 5(a)(i) of this Plan (or such shorter period as the Designated Employee may elect) with disability, health, life and accidental death and dismemberment benefits substantially similar to those benefits which the Designated Employee is receiving immediately prior to the Change of Control or, if greater, immediately prior to the Notice of Termination (followed by the period of COBRA continuation if COBRA benefits are elected by the Designated Employee at such Designated Employee's expense). Benefits otherwise receivable by the Designated Employee pursuant to this Section 5(a)(ii) shall be reduced to the extent comparable benefits are actually received by the Designated Employee during such period as the result of his or her employment with another person.

            (b) For a Designated Employee in Group C:

            A Designated Employee in Group C shall receive severance pay under
      Section 5(a)(i) and the benefits under Section 5(a)(ii) as shown on Exhibit C in the circumstance of voluntary termination with or without Good Reason more than twelve (12) full calendar months after, but within thirteen (13) full calendar months following, a Change of Control, as such Designated Employee's exclusive entitlement to payment and benefits in such circumstance under this Plan.

            (c) For a Designated Employee in Group D, upon voluntary termination for Good Reason within twenty-four (24) full calendar months following a CA Control Event, or upon involuntary employment termination for any reason other than for Cause within thirty-six (36) full calendar months following such CA Control Event, the Company shall:

                  (i) Pay to the Designated Employee as severance pay in a lump sum, in cash, on or before the tenth business day following the Date of Termination, an amount equal to the multiple specified on Exhibit C and made applicable to such Designated Employee by this



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            Plan and such Designated Employee's agreement hereunder, multiplied by the Designated Employee's Compensation; and

                  (ii) Provide the Designated Employee, for the number of years calculated for such Designated Employee pursuant to Section 5(c)(i) of this Plan (or such shorter period as the Designated Employee may elect) with disability, health, life and accidental death and dismemberment benefits substantially similar to those benefits which the Designated Employee is receiving immediately prior to the CA Control Event or, if greater, immediately prior to the Notice of Termination (followed by the period of COBRA continuation if COBRA benefits are elected by the Designated Employee at such Designated Employee's expense). Benefits otherwise receivable by the Designated Employee pursuant to this Section 5(c)(ii) shall be reduced to the extent comparable benefits are actually received by the Designated Employee during such period as the result of his or her employment with another person.

6.    CERTAIN FURTHER PAYMENTS BY THE COMPANY

            The Company shall be obligated to make certain further payments or contributions to or for the benefit of the Designated Employees as set forth in this Section 6. With respect to a Designated Employee in Group A, Group B or Group C, such obligations of the Company shall arise upon a Change of Control. With respect to a Designated Employee in Group D, such obligations of the Company shall arise upon a CA Control Event.

            (a) Tax Reimbursement Payment. In the event that any amount or benefit that may be paid, distributed or otherwise provided to the Designated Employee by the Company or any affiliated company, whether pursuant to this Plan or otherwise (collectively, the "Covered Payments"), is or may become subject to the tax imposed under Section 4999 of the Code (the "Excise Tax") or any similar tax that may hereafter be imposed, the Company shall either pay to the Designated Employee or irrevocably contribute for the benefit of the Designated Employee to a trust conforming with the requirements of Section 4 above (and may be part of that trust) established by the Company prior to the Change of Control giving rise to the Excise Tax, at the time specified in Section 6(e) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement Payment is defined as an amount, which when reduced by any Excise Tax on the Covered Payments and any Federal, state and local income taxes, employment and excise taxes (including the Excise Tax) on the Tax Reimbursement Payment (but without reduction for any Federal, state or local income or employment taxes on such Covered Payments), shall be equal to the product of any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Designated Employee's


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      adjusted gross income and the highest applicable marginal rate of Federal, state and local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

            (b) Determining Excise Tax. For purposes of determining whether any of the Covered Payments shall be subject to the Excise Tax and the amount of such Excise Tax:
                  (i) such Covered Payments shall be treated as "parachute
            payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of the "Accountants" (as defined below), such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                  (ii) the value of any non-cash benefits or any deferred
            payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

      For the purposes of this Section 6 the "Accountants" shall mean the Company's independent certified public accountants serving immediately prior to the Change of Control. In the event that such Accountants decline to serve as the Accountants for purposes of this Section 6 or are serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Designated Employee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants in connection with matters relating to this Section 6 shall be paid by the Company.

            (c) Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Designated Employee shall be deemed:

                  (i) to pay Federal income taxes at the highest applicable
            marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made; and

                  (ii) to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the


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            maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Designated Employee's adjusted gross income.)

            (d)   Subsequent Events.

                  (i) In the event that the Excise Tax is subsequently
            determined by the Accountants to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Designated Employee shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Designated Employee or to Federal, state or local tax authorities on the Designated Employee's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Designated Employee, and interest payable to the Company shall not exceed interest received or credited to the Designated Employee by such tax authority for the period it held such portion.

                  (ii) In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess which Tax Reimbursement Payment shall include any interest or penalty (any such payment in respect of interest or penalty to be subject to the gross-up principles set forth in this Section 6) payable with respect to such excess, at the time that the amount of such excess is finally determined. For purposes of this Section 6(d)(ii), if a final determination as to the Excise Tax applicable to a Covered Payment is made by the Internal Revenue Service, or a court with jurisdiction, such determination shall be deemed to be determined by the Accountants.

                  (iii) In the event it is later determined by the Accountants that Designated Employee owes additional Federal, state or local income or employment taxes with respect to any Tax Reimbursement Payment,


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            the Company shall promptly pay him the difference between (A) the
            Tax Reimbursement Payment determined based on the Federal, state and local income and employment taxes due in respect of the Tax Reimbursement Payment as so determined by the Accountants and (B) the Tax Reimbursement Payment that had been previously paid to him or for his benefit. For purposes of this Section 6(d)(iii), determination by the Accountants shall include a final determination by the Internal Revenue Service, a state or local government or tax agency or a court with jurisdiction.

            (e) Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Designated Employee or remitted to the appropriate tax authority or irrevocably contributed for the benefit of the Designated Employee to a trust as described in
      Section 4 above within ten (10) business days following the payment, distribution or other provision of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment, distribution or provision is due, the Company shall either pay to the Designated Employee or contribute for the benefit of the Designated Employee to the trust described in the preceding sentence, an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in
      Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment, distribution or other provision of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of Section 6(d)(i) above.

            (f) The establishment and funding of the trust described in Section 4 above shall not affect the obligations of the Company to provide the benefits subject to this Section 6.

7.    DISPUTE RESOLUTION; CLAIMS PROCEDURE; ARBITRATION

            (a) Claims Procedure.

            (i) Benefits will be provided to each Designated Employee as specified in this Plan. If a Designated Employee believes that he has not been provided with benefits due under the Plan, then the Designated Employee may file a request for review under this procedure with the Company's Vice President of Human Resources or Chief Financial Officer, as the Designated Employee may elect, within ninety (90) days after the date he


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      should have received such benefits. Alternatively, such Designated
      Employee may elect the arbitration procedure in Section 7(b) of this Plan. If such Designated Employee elects to proceed under this Section 7(a) and files such a request for a benefit under the Plan with the Company's Vice President of Human Resources or Chief Financial Officer and that claim is denied, in whole or in part, then within thirty (30) calendar days after making that request, the Company's Officer with whom the Designated Employee shall have filed a request for review under this Section 7(a)(i) shall notify the Designated Employee of the specific reasons for the denial with specific references to pertinent Plan provisions on which the denial is based. At that time the Designated Employee will be advised of his right to appeal that determination and given a description of any additional material or information necessary for the Designated Employee to perfect an appeal, an explanation of why such material or information is necessary, and an explanation of the Plan's review and appeal procedure.

            (ii) A Designated Employee may appeal from a determination or denial under Section 7(a)(1) by submitting to the Plan Appeal Committee within sixty-five (65) calendar days after receiving the notice of determination or denial a written statement:

                  (x) requesting a review by the Plan Appeal Committee of the claim;

                  (y) setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and

                  (z) setting forth any issues or comments which the Designated
            Employee deems relevant to the claim.

            (iii) The Plan Appeal Committee shall be the Board of Directors of the Company or its Compensation Committee or any other duly authorized committee thereof, or any committee appointed by any such committee.

            (iv) The Plan Appeal Committee shall act upon the appeal within ninety (90) days or one hundred eighty (180) days in unusual circumstances, if the Plan Appeal Committee in its reasonable discretion finds that such unusual circumstances exist, after the later of its receipt of the appeal or its receipt of all additional materials reasonably requested by the Plan Appeal Committee. The Plan Appeal Committee shall review the claim and all written materials submitted by the Designated Employee, and may require him to submit, within ten (10) days of its written notice, such additional facts, documents, or other evidence as the Plan Appeal Committee in its sole discretion deems necessary or advisable in making such a review. On the basis of its review, the Plan Appeal Committee shall make an independent good faith determination with respect to the Designated Employee's claim.


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            (v) If the Plan Appeal Committee denies a claim in whole or in part, the Committee shall give the Designated Employee written notice of its decision setting forth the specific reasons for the denial and specific references to the pertinent Plan provisions on which its decision was based. The Designated Employee may then either pursue his claim in a judicial forum or invoke the arbitration provisions of Section 7(b) of this Plan.

            (b) Arbitration

            (i) In the event of any dispute between the parties concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to the Designated Employee's employment or any termination of such employment (including any claims involving any officers, managers, directors, employees, shareholders or agents of the Company) excepting only any rights the parties may have to seek injunctive relief, the dispute shall be resolved by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. Resolution by arbitration, either in lieu of or after exhausting the procedures of Section 7(a) of this Plan, shall be at the election of the Designated Employee with respect to any claim to which Section 7(a) shall apply. In the event of such an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the parties cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as may be compelled by court order. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or Federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. Pending the resolution of any dispute between the parties, the Company shall continue prompt payment of all amounts due the Designated Employee under this Agreement and prompt provision of all benefits to which the Designated Employee is otherwise entitled.

            (ii) Costs of arbitration, including reasonable attorney fees and costs and the reasonable fees and costs of any experts incurred by the

      Designated Employee, shall be borne and paid by the Company if the Designated Employee prevails on any portion of his claims. Such fees and costs shall be paid by the Company in advance of the final disposition of such claims, as such fees are incurred, upon receipt of an undertaking by the Designated Employee to repay such amounts if it is ultimately determined that he did not prevail on any portion of his claims. Not later than the occurrence of a Change of Control, the Company shall deposit not less than $5 million in a grantor trust, as described in Internal Revenue Code Section 671, which shall provide for distribution of amounts to Designated Employees in fulfillment of the Company's obligations to pay their fees and costs as provided in the preceding sentence. The funding of such trust shall be maintained at not less than $5 million by further deposits by the Company as such payments of fees and costs are made by the trustee or trustees of the trust. The arbitrator shall make such interim awards respecting the funding of the trust and payment of the fees and costs as shall be necessary and appropriate to assure the prompt, regular interim payment of fees and costs as provided in this Section 7(b)(ii). Judgments upon any such interim awards may be entered in any court having jurisdiction thereof. Such trust by its terms shall be irrevocable but shall terminate upon the later of (x) the expiration of three years following a Change of Control or (y) the disposition of all then pending claims under the Plan by final arbitration award and final judgment, all time for appeals having expired, in any judicial proceedings respecting any such claims. Immediately after termination of the trust, any funds remaining in the trust and accumulated interest thereon shall revert to the Company.

            (iii) Notwithstanding the foregoing provisions of this Section 7, the Designated Employee and the Company agree that the Designated Employee or the Company may seek and obtain otherwise available injunctive relief in Court for any violation of obligations concerning confidential information or trade secrets that cannot adequately be remedied at law or in arbitration.

8.    MITIGATION OF DAMAGES; EFFECT OF PLAN

            (a) The Designated Employee shall not be required to mitigate damages or the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan, including without limitation Section 5 of the Plan, be reduced by any compensation earned by the Designated Employee as a result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as expressly provided herein.

            (b) Except as provided in Section 10, the provisions of the Plan, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Designated Employee's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement.

9.    TERM; AMENDMENTS; NO EFFECT ON EMPLOYMENT PRIOR TO CHANGE OF CONTROL

            (a) The Plan shall have an initial term of two years, which shall be automatically extended by one year beginning on the first anniversary of the date of adoption of the Plan and on each anniversary thereafter. The Plan with respect to all Designated Employees or any particular Designated Employee may be terminated or amended by the Board of Directors of the Company or by its Compensation Committee or any other duly authorized Committee thereof; provided that a termination or any amendment that reduces the benefits to the Designated Employee provided hereunder or otherwise adversely affects the rights of the Designated Employee, without the Designated Employee's prior written consent: (i) may only be approved after the completion of the initial two year term and prior to a Change of Control, and (ii) may not be effected prior to the provision of 24 months' advance notice thereof to the Designated Employee. Termination or amendment of the Plan shall not affect any obligation of the Company under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment. Notwithstanding the foregoing, the Company may change the definition of "Change of Control" as provided in Section 2(d), above, subject to the limitations therein stated.

            (b) Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon the Designated Employee any right to continue in the employ of the Company prior to (or, subject to the terms of the Plan, following) a Change of Control of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved except as may otherwise be provided under any other written agreement between the Designated Employee and the Company, to discharge the Designated Employee at any time prior to (or, subject to the terms of the Plan, following) the date of a Change of Control of the Company for any reason whatsoever, with or without cause. The Designated Employee and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Designated Employee and the Company, the employment of the Designated Employee by the Company is "at will," and if, prior to a Change Of Control, the Designated Employee's employment with the Company terminates for any reason or for no reason, then the Designated Employee shall have no further rights under this Plan.

            (c) The Company may withhold from any amounts payable under this Plan such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (d) The Designated Employee's or the Company's failure to insist upon strict compliance with any provision hereof or the failure to assert any right the Designated Employee or the Company may have hereunder, including, without limitation, the right of the Designated Employee to terminate employment for Good Reason, as defined herein, shall not be deemed to be a waiver of such provision or right or any other provision or right under this Plan.

10.   EFFECT OF OTHER AGREEMENTS

            Notwithstanding anything to the contrary provided in the Plan, (i) any amounts payable to a Designated Employee pursuant to Section 5 of the Plan shall be reduced by any amounts actually paid to such Designated Employee following a termination of employment either pursuant to applicable law or under any contract between the Designated Employee and the Company, in either case that provides for or requires the payment of compensation or severance benefits following a termination of employment and (ii) any benefits that may be provided to a Designated Employee for three years or another period following a termination of employment pursuant to Section 5 of the Plan shall be reduced to the extent that substantially identical benefits are actually received by the Designated Employee during such three year or other period under an existing severance agreement or requirement. It is expressly understood, however, that no amounts payable hereunder shall be reduced by amounts payable under the Company's pension or deferred compensation plans or the SERP (as defined in Section 4, above) or by amounts payable as accrued vacation or because of the acceleration of the benefits under the Company's stock option and restricted stock plans.

                                    EXHIBIT A

                          COMPUTER SCIENCES CORPORATION
                       SENIOR MANAGEMENT AND KEY EMPLOYEE
                               SEVERANCE AGREEMENT


      This SENIOR MANAGEMENT AND KEY EMPLOYEE SEVERANCE AGREEMENT (this "Agreement"), dated as of _______________ is made and entered into by and between Computer Sciences Corporation, a Nevada corporation (the "Company"), and _____________________ (the "Executive").

                                R E C I T A L S

      This Agreement is being entered into in accordance with the Severance Plan attached hereto as Annex 1 (the "Plan") in order to set forth the specific severance compensation which the Company agrees that it will pay to the Executive if the Executive's employment with the Company terminates under certain circumstances described in the Plan.

                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the continued service of the Executive as an employee of the Company, the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. Agreement to Provide Plan Benefits. The Plan (as it may hereafter be amended or modified in accordance with the terms thereof) is hereby incorporated into this Agreement in full and made a part hereof as though set forth in full in this Agreement. The Executive is hereby designated a member of Group(s) ___________ under the Plan and shall be entitled to all of the rights and benefits applicable to employees of the Company in such Group(s) under the Plan. The Company agrees to be bound by the Plan and to provide to the Executive all of the benefits provided to employees of the Company who are members of Group(s) __________ under the Plan subject to the terms and conditions of the Plan. Terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

      2. Heirs and Successors.

            (a) Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall be a breach of this Agreement and shall entitle the Executive to terminate his or her employment with the Company within six months thereafter for Good Reason and to receive the benefits provided under the Plan in the event of termination for Good Reason following a Change of Control. As used in this Agreement, "Company" shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 2 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) Heirs of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die after the conditions to payment of benefits set forth in Section 5 of the Plan have been met and any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, successor, devisee, legatee or other designee or, if there be no such designee, to the Executive's estate. Until a contrary designation is made to the Company, the Executive hereby designates as his beneficiary under this Agreement the person whose name appears below his signature on page 3 of this Agreement.

      3. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows: if to the Company -- Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245 Attention: Vice President, General Counsel and Secretary; and if to the Designated Employee at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      4. Miscellaneous. No provisions of this Agreement or the Plan may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Designated Employee and the Company, except as provided in Section 9(a) of the Plan. No waiver by any party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

      5. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      7. Gender. In this Agreement (unless the context requires otherwise), use of' any masculine term shall include the feminine.

      8. Rescission. The Company agrees that this Agreement and the right to receive payments pursuant to the Plan and this Agreement may be rescinded at any time by the Executive giving written notice to such effect to the Company in accordance with Section 3 above.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPUTER SCIENCES
CORPORATION                            EXECUTIVE


By:
   --------------------------          -----------------------------------------
                                       (Signature)


                                       -----------------------------------------
                                       (Name)


                                       -----------------------------------------
                                       (Address for Notice)


                                       -----------------------------------------
                                       (Designated Beneficiary)


                                       -----------------------------------------
                                       (Address for Beneficiary)

                                    EXHIBIT B

                          COMPUTER SCIENCES CORPORATION
                       SENIOR MANAGEMENT AND KEY EMPLOYEE
                               SEVERANCE AGREEMENT


      This SENIOR MANAGEMENT AND KEY EMPLOYEE SEVERANCE AGREEMENT (this "Agreement"), dated as of _______________ is made and entered into by and between Computer Sciences Corporation, a Nevada corporation (the "Company"), and _____________________ (the "Executive").

                                 R E C I T A L S

      This Agreement is being entered into in accordance with the Severance Plan attached hereto as Annex 1 (the "Plan") in order to set forth the specific severance compensation which the Company agrees that it will pay to the Executive if the Executive's employment with the Company terminates under certain circumstances described in the Plan.

                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the continued service of the Executive as an employee of the Company, the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. Agreement to Provide Plan Benefits. The Plan (as it may hereafter be amended or modified in accordance with the terms thereof) is hereby incorporated into this Agreement in full and made a part hereof as though set forth in full in this Agreement. The Executive is hereby designated a member of Group D under the Plan and shall be entitled to all of the rights and benefits applicable to employees of the Company in such Group under the Plan. The Company agrees to be bound by the Plan and to provide to the Executive all of the benefits provided to employees of the Company who are members of Group D under the Plan subject to the terms and conditions of the Plan. Terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

      2. Heirs and Successors.

            (a) Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall be a breach of this Agreement and shall entitle the Executive to terminate his or her employment with the Company within six months thereafter for Good Reason and to receive the benefits provided under the Plan in the event of termination for Good Reason following a CA Control Event. As used in this Agreement, "Company" shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 2 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) Heirs of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die after the conditions to payment of benefits set forth in Section 5 of the Plan have been met and any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, successor, devisee, legatee or other designee or, if there be no such designee, to the Executive's estate. Until a contrary designation is made to the Company, the Executive hereby designates as his beneficiary under this Agreement the person whose name appears below his signature on page 3 of this Agreement.

      3. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows: if to the Company -- Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245 Attention: Vice President, General Counsel and Secretary; and if to the Designated Employee at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      4. Miscellaneous. No provisions of this Agreement or the Plan may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Designated Employee and the Company, except as provided in Section 9(a) of the Plan. No waiver by any party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

      5. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      7. Gender. In this Agreement (unless the context requires otherwise), use of' any masculine term shall include the feminine.

      8. Rescission. The Company agrees that this Agreement and the right to receive payments pursuant to the Plan and this Agreement may be rescinded at any time by the Executive giving written notice to such effect to the Company in accordance with Section 3 above.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPUTER SCIENCES
CORPORATION                            EXECUTIVE


By:
   --------------------------          -----------------------------------------
                                       (Signature)


                                       -----------------------------------------
                                       (Name)


                                       -----------------------------------------
                                       (Address for Notice)


                                       -----------------------------------------
                                       (Designated Beneficiary)


                                       -----------------------------------------
                                       (Address for Beneficiary)

                                    EXHIBIT C

                                         GROUP
                                   -------------------
                                   A     B     C     D
                                   -     -     -     -
Multiple of compensation           3     2     3     2
under Sections 3 and 5

                               SPECIAL EXHIBIT TO

             COMPUTER SCIENCES CORPORATION SEVERANCE PLAN FOR SENIOR
                          MANAGEMENT AND KEY EMPLOYEES


On February 2, 1998, the following employees were selected as Group A, Group B and/or Group C Designated Employees under the Plan:

Groups A and C:
      Van B. Honeycutt        Chairman, President and Chief Executive Officer

Group B:
      Edward P. Boykin        Vice President
      Milton E. Cooper        Vice President and President, Systems Group
      Gerard E. Dube          President, Integrated Business Services
      Hayward D. Fisk         Vice President, General Counsel and Secretary
      J. Douglas Gray         Chief Executive Officer, CSC Index
      Leon J. Level           Vice President, Chief Financial Officer and
                              Treasurer
      Ronald W. Mackintosh    Vice President and President, European Group
      Thomas R. Madison Jr.   Vice President and President, Financial
                                 Services Group
      C. Bruce Plowman        Vice President, Corporate and Marketing
                                 Communications
      Thomas C. Robinson      President, Technology Management Group
      James P. Saviano        President, Consulting Group
      Arthur H. Spiegel III   President, Healthcare Group
      Carl D. Thorne          Vice President, Finance and Administration,
                              Technology Management Group
      Paul T. Tucker          Vice President, Corporate Development
      W. Brinson Weeks        Vice President, Office of the Chairman,
                              President and Chief Executive Officer
      Thomas Williams         Vice President and President, Chemical, Oil and
                              Gas Group

On February 18, 1998, the Board of Directors authorized Van B. Honeycutt, Chairman, President and Chief Executive Officer, to select up to 150 employees as Class D Designated Employees under in the Plan. On February 25, 1998, 135 employees were selected as Class D Designated Employees under the Plan.